EXHIBIT 6 to T-1

                         CONSENT OF THE TRUSTEE REQUIRED
                  BY SECTION 321(b) OF THE TRUST INDENTURE ACT


         In connection with the qualification of an indenture between Nelnet Student Loan Funding, LLC, a Delaware limited liability company, and Zions First National Bank, a national banking association, the undersigned, in accordance with Section 321(b) of the Trust Indenture Act of 1939, as amended, hereby consents that the reports of examinations of the undersigned, made by Federal or state authorities authorized to make such examinations, may be furnished by such authorities to the Securities and Exchange Commission upon its request therefor.


Dated: April 10, 2002                    ZIONS FIRST NATIONAL BANK, TRUSTEE



                                         By: /s/ Doyle L. Arnold
                                             ----------------------------
                                             Its Executive Vice President